Exhibit (b)(vi)

Execution Version

FEE FUNDING AGREEMENT

This Fee Funding Agreement, dated as of December 20, 2025 (this “Agreement”), is by and among each of the undersigned Persons identified as a Funding Party on Schedule A hereto (each a “Funding Party” and, collectively, the “Funding Parties” and, for the avoidance of doubt, excluding each of the Persons identified as an Other Investor on Schedule B hereto, collectively, the “Other Investors”), GT Silver BidCo, Inc., a Delaware corporation (“Parent”) and Clearwater Analytics Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement (defined below).

1. FUNDING AGREEMENT. To induce the Company to enter into the Agreement and Plan of Merger (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Merger Sub and the Company, pursuant to which, upon the terms and subject to the conditions in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent, each Funding Party, intending to be legally bound, hereby irrevocably agrees to pay on a several and not joint basis (as opposed to a joint and several basis) to the Company, on behalf of Parent, on the terms and subject to the conditions set forth herein, its pro rata amount of the Obligations (defined below) (based on the percentage set forth opposite such Funding Party’s name in the second column (Percentage of Obligations) on Schedule A attached hereto, such Funding Party’s “Funding Percentage”), in satisfaction of Parent’s obligation to pay (i) the Parent Termination Fee solely to the extent payable pursuant to Section 7.03(b) of the Merger Agreement if, as and when due and subject to the limitations set forth therein, (ii) the amount of any collection costs pursuant to Section 7.03(c) of the Merger Agreement if, as and when due and subject to the limitations set forth therein, in an aggregate amount not to exceed $7,500,000, (iii) the amount of any indemnification and expense reimbursement pursuant to Section 5.14(d) of the Merger Agreement if, as and when due and subject to the limitations set forth therein, in an aggregate amount not to exceed $5,000,000, and (iv) any damages payable by Parent to the Company pursuant to the Merger Agreement if, as and when due and subject to the limitations set forth therein, in respect of claims permitted thereunder, in each case solely to the extent recoverable by the Company under the Merger Agreement, subject to the limitations set forth therein and without duplication of amounts described in clause (i) (clauses (ii) and (iii), collectively, the “Costs” and, collectively with clauses (i) and (iv), the “Obligations”); provided that the maximum amount payable by each Funding Party hereunder shall not exceed the dollar amount set forth opposite such Funding Party’s name in the third column (Cap) on Schedule A attached hereto, it being understood that the Company will not seek to enforce this Agreement against the relevant Funding Party for a dollar amount in excess of the amount set forth next to such Funding Party’s name in the third column (Cap) on Schedule A attached hereto which shall equal each such Funding Party’s pro rata percentage of the sum of (A) an aggregate amount equal to $521,130,000 plus (B) the Costs, which Costs shall in no event exceed $12,500,000 in the aggregate (clauses (A) and (B), collectively, the “Aggregate Cap”, and such amount with respect to each Funding Party’s pro rata percentage amount of the Aggregate Cap inclusive of all Other Investors, its “Cap”). This Agreement may only be enforced in accordance with its terms at the same time as those certain Fee Funding Agreements, dated as of the date hereof, between the Other Investors, Parent and the Company (the “Other Funding Agreements”), pro rata based on the Funding Percentage of each Funding Party and each Other Investor, and in the case of each Funding Party subject to its Cap hereunder and with respect to each Other Investor subject to its “Cap” thereunder; provided, however, that, for the avoidance of doubt, this provision governs enforcement only and shall not affect the effectiveness of this Agreement; provided, further, that if the Company is legally impeded due to a legal restraint, an automatic stay in bankruptcy, an injunction, a stay, impossibility, or insolvency from asserting or pursuing its rights and remedies against any Funding Party or Other Investor, the Company may proceed against the remaining Funding Parties and Other Investors, on a pro rata basis among such remaining Funding Parties and Other Investors, to recover amounts up to each such party’s individual Cap, provided that if the Company settles a claim against the Funding Parties and other Investors with fewer than all Funding Parties and/or Other Investors, any settlement amounts shall be credited to preserve the agreed pro rata allocation (subject to each Cap) (e.g., if the Company settles with one Funding Party for 95% of its Cap, no Other Investor will be liable for greater than 95% of its Cap). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Neither any Funding Party nor any Other Investor shall be required to pay any amount under this Agreement or any Other Funding Agreements, as applicable, if (i) the Closing has occurred, resulting in the consummation of the transactions contemplated by the Merger Agreement, (ii) it has funded its total requisite Commitment (as defined in the Equity Commitment Letter) under its corresponding Equity Commitment Letter, dated as of the date hereof (each, an “Equity Commitment Letter”) and the consummation of the transactions contemplated by the Merger Agreement has occurred or (iii) the Company has received a grant of specific performance resulting in the consummation of the transactions contemplated by the Merger Agreement. Under no circumstance shall the Company be permitted or entitled to receive both (a) specific performance of the Equity Commitment Letters resulting in the Closing and (b) payment of any Obligations under this Agreement or the Other Funding Agreements.

2. NATURE OF FUNDING COMMITMENT. Subject to the terms and conditions hereof, the obligations of each Funding Party set forth herein are absolute, unconditional and irrevocable. The Company shall not be obligated to file any claim relating to any Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect any Funding Party’s obligations hereunder. In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned to the Funding Parties (or any other person on a Funding Party’s behalf) for any reason whatsoever, each Funding Party shall remain liable hereunder with respect to the Obligations (subject to the terms and conditions hereof, including, without limitation, each Funding Party’s Funding Percentage of the Obligations and Cap) as if such payment had not been made (but only treating it as unmade to the extent of the amount so rescinded or otherwise returned to the Funding Parties). Notwithstanding any other provision of this Agreement, the Company hereby agrees that the Funding Parties may assert, as a defense to any payment or performance by the Funding Parties under this Agreement, any defense to such payment or performance that Parent may have under the terms of the Merger Agreement, other than defenses arising from bankruptcy or insolvency of Parent. For the avoidance of doubt, subject to the terms of this Agreement, if the Company is prevented from demanding or accelerating payment of the Obligations (or any portion thereof) from Parent by reason of any automatic stay or any limitation on creditor rights or remedies with a similar effect (other than as a result of the Company’s or any of its Affiliates’ breach of this Agreement, the Merger Agreement or any Equity Commitment Letter), the Company shall be entitled to pursue payment of the Obligations from the Funding Parties, in each case subject to the terms and conditions of this Agreement and the Merger Agreement and each Funding Party’s Funding Percentage and Cap. This Agreement is an obligation of payment and not of collection.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. Each Funding Party agrees that the Company may at any time and from time to time, without notice to or further consent of any Funding Party, extend the time of payment of any of the Obligations, and subject to the terms of the IIA (as defined below) may also make any agreement with Parent, or with any other Person interested in the transactions contemplated by the Merger Agreement (except the Other Investors), for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of any agreement between the Company and Parent, or any such other Person (except the Other Investors) without in any way impairing or affecting any Funding Party’s obligations under this Agreement. Each Funding Party agrees that, except as set forth in this Agreement, its obligations hereunder shall to the fullest extent permitted by applicable Law, be absolute and unconditional irrespective of, and shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay of the Company to assert any claim or demand or to enforce any right or remedy against Parent, in each case, in accordance with the terms of the Merger Agreement, or any other Person interested in the transactions contemplated by the Merger Agreement (except the Other Investors as required by Section 1 of this Agreement); (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any escrow agreement or other agreement (other than the Other Funding Agreements) evidencing, securing or otherwise executed in connection with any of the Obligations so long as any such changes do not have the effect of increasing the Funding Percentage or the Cap of any Funding Party; (c) the addition, substitution or release of any Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (other than the release of any Other Investor); (d) any change in the corporate existence, structure or direct or indirect ownership of Parent, Funding Party, or any other Person interested in the transactions contemplated by the Merger Agreement so long as any such changes do not have the effect of increasing the Funding Percentage or the Cap of any Funding Party; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement so long as any such proceeding does not have the effect of increasing the Funding Percentage or the Cap of any Funding Party; (f) the existence of any claim, set-off or other right which any Funding Party may have at any time against Parent or the Company or any of their respective Affiliates, whether in connection with the Obligations or otherwise (other than defenses to the payment of the Obligations that are available to Parent under the Merger Agreement, which are retained by the Funding Parties); (g) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations or (h) the unenforceability of the Merger Agreement, this Agreement or any Equity Commitment Letter as a result of a breach of the representations, warranties or covenants therein by Parent, Merger Sub, or the Other Investors, as applicable. To the fullest extent permitted by applicable Law, with respect to any Funding Party’s Funding Percentage of the Obligations, such Funding Party hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. With respect to any Funding Party’s Funding Percentage of the Obligations, such Funding Party hereby irrevocably and expressly waives promptness, diligence, notice of the acceptance of this Agreement and of the

Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices required to be provided to Parent or Merger Sub in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses (other than defenses to the payment of the Obligations that are available to Parent under the Merger Agreement, which are retained by the Funding Parties). Each Funding Party hereunder acknowledges and agrees that the Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Agreement, and all dealings between Parent, Merger Sub and each Funding Party hereunder, on the one hand, and the Company, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance on this Agreement. Each Funding Party acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and this Agreement and that the waivers set forth in this Agreement are knowingly made in contemplation of such benefits.

The Company hereby covenants and agrees that it shall not institute, and shall cause its controlled Affiliates (as defined below) not to institute in the name of or on behalf of the Company or any other Person, any action, complaint, demand or proceeding of any nature or bring any other claim arising under, or in connection with, the Merger Agreement or any Equity Commitment Letter or the transactions contemplated by any of the foregoing, against any Funding Party, any Other Investor, Parent, any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates (other than Parent, Merger Sub and any assignees of a Funding Party permitted in accordance with Section 6 hereof), members, managers or general or limited partners or representatives of any Funding Party, any Other Investor or Parent, or any former, current or future equity holder, controlling Person, director, officer, employee, contractors, portfolio companies, general or limited partner, member, manager or Affiliate (other than Parent, Merger Sub and any assignees permitted in accordance with Section 6 hereof) of any of the foregoing, except for claims (i) against the Funding Parties (or their respective successors or permitted assigns) under this Agreement to recover from each such Funding Party up to the amount of such Funding Party’s Funding Percentage of the Obligations (subject to such Funding Party’s Cap and the other limitations described herein), (ii) against the Parent or a Funding Party (or its respective permitted assigns) pursuant to, and subject to the terms and conditions of, each Funding Party’s Equity Commitment Letter, solely with respect to claims for specific performance to cause the funding of its (or its respective permitted assign’s) Commitment (as defined in such Equity Commitment Letter) for up to an amount of such Funding Party’s (or its respective permitted assign’s) Commitment, (iii) against Parent or Merger Sub under the Merger Agreement (including the obligation of specific performance), and (iv) under the Confidentiality Agreements against the party thereto (collectively, clauses (i) – (iv), the “Retained Claims”). For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified and, for purposes of this Agreement, includes the directors and officers of such Person when acting in their respective capacities as such. “Control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the

Company hereby agrees that to the extent Parent is relieved (other than by operation of any bankruptcy, insolvency or similar Law) of all or any portion of the Obligations under the Merger Agreement, each of the Funding Parties shall be similarly proportionately relieved, to such extent, of its obligations under this Agreement; provided, that any such relief shall be limited to a dollar- for-dollar reduction of the Obligations (subject to each Funding Party’s Funding Percentage and Cap). If any amount shall be paid by any Funding Party to Parent at any time and from time to time pursuant to this Agreement, such amount shall be received and held in trust by Parent solely for the benefit of the Company, shall be segregated from other property and funds of Parent and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to such Funding Party’s Funding Percentage of the Obligations and Cap, whether matured or unmatured, or to be held as collateral for the Obligations or other amounts payable under this Agreement thereafter arising.

Each Funding Party hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent that arise from the existence, payment, performance, or enforcement of such Funding Party’s Funding Percentage of the Obligations, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, including, without limitation, the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations shall have been paid in full in cash. If any amount shall be paid to any Funding Party in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of such Funding Party and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to such Funding Party’s Funding Percentage of the Obligations, whether matured or unmatured, or to be held as collateral for such Funding Party’s Funding Percentage of the Obligations.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder; provided, that, any waiver shall be effective only if in a writing signed by the Company and shall not be deemed a continuing waiver; provided, further, that notwithstanding anything to the contrary in this Agreement or otherwise, the Company may not pursue any rights or remedies against any Funding Party if the Company shall have obtained a grant of specific performance resulting in the consummation of the transactions contemplated by the Merger Agreement or the performance and full satisfaction of such Funding Party’s obligations under its Equity Commitment Letter and, for the avoidance of doubt, solely to the extent of the Commitments (as defined in the Equity Commitment Letter) are actually received by Parent and thereafter applied to the consummation of the transactions contemplated by the Merger Agreement. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. Notwithstanding anything herein to the contrary, when pursuing its rights and remedies hereunder against any Funding Party, the Company must simultaneously assert and pursue its rights and remedies under (i) this Agreement against all of the Funding Parties collectively and (ii) the Other Funding Agreements against all of the Other Investors, collectively, and shall not assert or pursue any rights and remedies under this Agreement against an individual Funding Party without asserting or pursuing such rights against all Funding Parties and all Other Investors. Notwithstanding the foregoing, the Company’s inability to join, commence or maintain an action against any Funding Party or Other Investor as a result of any stay, injunction, bankruptcy, moratorium, settlement or other impediment shall not limit, delay or excuse enforcement against any Funding Party and any net recoveries shall be credited to maintain the agreed pro rata allocation (subject to each Cap).

5. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

(a) Each Funding Party hereby represents, warrants, and covenants severally and not jointly (nor jointly and severally), to the Company that:

(i) it is duly formed and validly existing under the laws of the jurisdiction of its formation;

(ii) it has the requisite power and authority necessary to execute, deliver and perform this Agreement;

(iii) the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action and do not contravene, conflict with or result in any violation of any provision of such Funding Party’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction applicable to or binding on such Funding Party or its assets;

(iv) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority or other Person necessary for the due execution, delivery and performance of this Agreement by such Funding Party have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Agreement;

(v) assuming the due authorization, execution and delivery of this Agreement by each of Parent and the Company, this Agreement constitutes a legal, valid and binding obligation of such Funding Party enforceable against such Funding Party in accordance with its terms, subject to (x) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (y) general equitable principles (whether considered in a proceeding in equity or at Law); and

(vi) such Funding Party is solvent and has the financial capacity to pay and perform its obligations under this Agreement, subject to the terms and conditions hereof, and that all funds necessary for such Funding Party to fulfill such Funding Party’s Funding Percentage of the Obligations (subject to its Cap) under this Agreement shall be available to such Funding Party for so long as this Agreement shall remain in effect in accordance with Section 8 hereof.

(vii) such Funding Party has not entered into any side letter or other similar agreement related to, or in respect of, this Agreement that would create additional conditionality regarding its obligation to fund such Funding Party’s Funding Percentage of the Obligations (subject to its Cap) in full or that would reasonably be expected to affect the enforceability of this Agreement or prevent or substantially delay the availability and funding of its Funding Percentage of the Obligations (subject to its Cap).

(b) Each Funding Party covenants and agrees that all funds necessary for such Funding Party to fulfill its obligation to pay its Funding Percentage of the Obligations (subject to its Cap) under this Agreement shall be available to such Funding Party for so long as this Agreement shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns. Other than as expressly provided herein, neither any Funding Party nor the Company may, directly or indirectly, assign all or any portion of its rights or obligations under this Agreement to any person without the prior written consent of the other parties hereto, the Company, the Funding Parties, Martel Lux TopCo SCSp and WP Silver Aggregator, L.P. (the “Co-Lead Investors”); provided, that each Funding Party may assign all or a portion of its rights and obligations hereunder to one or more of its Affiliates (other than, for the avoidance of doubt, any portfolio companies of such Funding Party, Parent or any subsidiary thereof) that is able to make the representations and warranties set forth in this Agreement and the Interim Investors Agreement, dated on or around the date hereof, by and among the Funding Parties and the other parties thereto (the “IIA”); provided, further, that such assignment would not reasonably be expected to result in any material delay in satisfying, or increase the risk of not satisfying, the conditions to the Closing set forth in the Merger Agreement and the assignee is capable of performing its obligations under this Agreement and the IIA, including having the financial capacity necessary to fund the Funding Percentage of the Obligations (subject to the applicable Cap) that are being assigned; provided, further, that no such assignment shall be permitted (i) in violation of applicable Law or (ii) that would (x) require any material licensing, regulatory consent or other regulatory proceeding to be obtained or participated in by any of the Funding Parties, any of the Other Investors, Parent, Merger Sub or the Company (the “Transaction Parties”) or otherwise subject any Transaction Party or its Affiliates to any additional substantive regulation; or (y) cause any statement made or information provided to a regulatory authority prior to such assignment to become materially untrue or misleading (other than any statement made or information provided related solely to the identity of such Funding Party); provided, further, that any such assignment shall not relieve the assigning Funding Party of its obligations under this Agreement unless and until the assignee has actually funded the full amount of the Funding Party’s Funding Percentage of the Obligations. Any assignment in derogation of the foregoing shall be null and void.

7. NOTICES. All notices and other written communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by electronic mail transmission, when transmitted (but only when receipt is confirmed in writing (including by reply e-mail correspondence)). All notices and other written communications to the Company or Parent hereunder shall be delivered in accordance with Section 8.10 of the Merger Agreement.

All notices and other written communications to the Funding Parties hereunder (or any assignee permitted in accordance with Section 6 hereunder) shall be delivered as set forth below:

To the Funding Parties:

Warburg Pincus Global Growth 15, L.P.

Warburg Pincus Global Growth 15-B, L.P.

Warburg Pincus Global Growth 15 International, SCSp

WP Global Growth 15 Partners, L.P.

Warburg Pincus Global Growth 15 Partners, L.P.

Warburg Pincus Financial Sector III, L.P.

Warburg Pincus Financial Sector III-E, L.P.

Warburg Pincus Financial Sector III Partners, L.P.

450 Lexington Avenue

New York, NY 10017 Attention: Brett Shawn

Email: [REDACTED]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C., 20004

Attention: Amber Banks

Brian Mangino

Max Schleusener

Email: Amber.Banks@lw.com

  Brian.Mangino@lw.com

  Max.Schleusener@lw.com

8. CONTINUING OBLIGATION; TERMINATION. Unless terminated pursuant to this Section 8, this Agreement shall remain in full force and effect and shall be binding on the Funding Parties and their respective successors and permitted assigns until payment in full of its Funding Percentage of the Obligations payable hereunder (subject to the Cap). Notwithstanding the foregoing, the obligations of each Funding Party under this Agreement, (including the obligation of each Funding Party to fund its Funding Percentage of the Obligations pursuant to Section 1 (subject to the Cap)), shall terminate (other than this Section 8 (except the first sentence of this Section 8) and Sections 9 through 19, all of which shall survive the termination of this Agreement) automatically and immediately upon the earliest to occur of (i) the Closing pursuant to the terms of the Merger Agreement and (ii) thirty (30) days following the termination of the Merger Agreement if the Company has not commenced litigation (which, for the avoidance of doubt, includes the filing of any complaint, petition, statement of claim, counterclaim or cross-

claim in a court of competent jurisdiction or, as permitted, arbitration and no inadvertent defect in venue, service or caption shall constitute a failure to “commence” litigation if promptly cured) for payment of any Obligation to Company, in satisfaction of Parent’s obligations hereunder, by such date; provided, that, if the Merger Agreement has been so terminated and such claim has been made, this Agreement shall continue in full force and effect until the earliest to occur of (w) the consummation of the Closing in accordance with the terms of the Merger Agreement, including payment of the Merger Consideration in accordance with the Merger Agreement, (x) a final, non- appealable order of a court of competent jurisdiction determining that the Funding Parties do not owe any amount under this Agreement, (y) a written agreement between the Funding Parties, the Other Investors and the Company terminating the obligations and liabilities of the Funding Parties pursuant to this Agreement and the obligations and liabilities of the Other Investors pursuant to their Other Funding Agreement, and (z) payment in full of the Funding Percentage of the Obligations payable hereunder (subject to the Cap). Notwithstanding the foregoing, in the event that the Company or any of its Affiliates (but excluding any Affiliates not controlled by, or acting at the direction of, the foregoing parties), or any of their respective officers, directors or representatives (in their capacities as such) to the extent acting on their behalf, and at their direction, asserts in any complaint, demand, lawsuit, litigation or other legal proceeding (whether in equity, tort, contract or otherwise) under, in respect of, or relating to, this Agreement, the Merger Agreement, any Equity Commitment Letter or any Other Funding Agreement, that the provisions of Section 1 hereof limiting the liability of each Funding Party pursuant to this Agreement to its Funding Percentage of the Obligations or the amount of its Cap or requiring simultaneous enforcement of the Other Funding Agreements (subject to the exceptions herein) or that any other provisions of this Section 8 or paragraph 2 of Section 3 or Section 9 are illegal, invalid or unenforceable in whole or in part, or, the Company asserts any theory of liability against a Funding Party, an Other Investor, or an Investor Party (as defined in the Equity Commitment Letters), the Equity Commitment Letters, this Agreement, the Other Funding Agreements, or the transactions contemplated by the Merger Agreement, other than asserting claims (A) against Parent under Section 8.08 of the Merger Agreement, (B) against the Funding Parties under their respective Equity Commitment Letters or this Agreement (as limited by the provisions hereof, including Section 1, and thereof), (C) against an Other Investor under its Equity Commitment Letter or Other Funding Agreement in accordance with and subject to the respective terms thereof (as limited by the provisions thereof, including Section 1 thereof), or (D) pursuant to a Retained Claim; then (and, solely if, the Company does not withdraw or dismiss such claim within ten (10) Business Days thereafter) (a) the obligations of each Funding Party under this Agreement shall terminate ab initio and shall thereupon be null and void, (b) if any Funding Party has previously made any payments under this Agreement, it shall be entitled to have such payments refunded by the Company, and (c) no Funding Party shall have any liability (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise) to the Company or any of its Affiliates under this Agreement or its Equity Commitment Letter, or the transactions contemplated hereby or thereby.

9. NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Agreement, or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that a Funding Party (or any assignee permitted in accordance with Section 6 hereof) may be a limited partnership, limited liability company or other entity, by its acceptance of the benefits of this Agreement, the Company acknowledges and agrees on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them, that, except with respect to its rights against the Funding Parties under this Agreement, the Company has no right of recovery under this Agreement against, and no personal liability under this Agreement shall attach to, and no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under this Agreement shall be had against, the Funding Party, any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates (other than Parent, Merger Sub and any assignees of a Funding Party permitted in accordance with Section 6 hereof), members, managers or general or limited partners or representatives of any Funding Party, or any former, current or future equity holder, controlling Person, director, officer, employee, contractors, portfolio companies, general or limited partner, member, manager or Affiliate (other than Parent, Merger Sub and any assignees permitted in accordance with Section 6 hereof) of any of the foregoing (collectively, but not including Parent, Merger Sub and any assignees of a Funding Party permitted in accordance with Section 6 hereof, the “Released Persons”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, including in the event Parent breaches (whether willfully, intentionally, unintentionally or otherwise) its obligations under the Merger Agreement or any other document or instrument delivered in connection therewith, except for (a) its rights to recover from each Funding Party (but not Released Persons) such Funding Party’s Funding Percentage of the Obligations (subject to its Cap and the other limitations described herein), and (b) its right to cause the Funding Parties’ (but not the Released Persons’) to comply with their obligations under their respective Equity Commitment Letter (pursuant to, in accordance with, and subject to the limitations described therein). Nothing set forth in this Agreement shall be construed to give to any Person (including any Representative of any Person) other than the Company any rights or remedies against any Person other than the Funding Parties as expressly set forth herein. For the avoidance of doubt, under no circumstances shall Parent and Merger Sub be considered a Released Person. Neither the Company nor any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with the subject matter hereof, other than those made by (i) the Funding Party in this Agreement and/or the Funding Party in its Equity Commitment Letter and (ii) Parent in the Merger Agreement. Notwithstanding the foregoing, nothing in this Section 9 shall, in any respect, limit claims against Parent, Merger Sub or the Funding Parties in accordance with and subject to the terms and conditions hereof or any Person’s right to assert any Retained Claim solely against the Persons specifically identified in the definition thereof with respect to such Retained Claim.

10. GOVERNING LAW; SUBMISSION TO JURISDICTION.

a. This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the Transactions, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

b. All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 10(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of the Merger Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post judgment relief regarding, or any appeal from, a final trial court judgment.

11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE DEBT COMMITMENT LETTER OR THE DEBT FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.

12. CONFIDENTIALITY. This Agreement shall be treated by the Company as confidential and is being provided to the Company solely in connection with the transactions contemplated by the Merger Agreement. The existence and content of this Agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Funding Parties and Parent; provided, however, that no such written consent shall be required (and each Funding Party and its Affiliates shall be free to release such information) for disclosures to each Funding Party’s and its Affiliates’ respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-investors, related investment funds consultants and other representatives, so long as such persons are bound by obligations of confidentiality with respect to such information; provided, further, that no such written consent shall be required and the Funding Parties and Parent may disclose such information (including the existence of this Agreement) (i) to the extent required by Law or the applicable rules of any national securities exchange or in connection with any securities filings relating to the transactions contemplated by the Merger Agreement or in connection with any litigation relating to the transactions contemplated by the Merger Agreement as permitted by or provided in the Merger Agreement and/or (ii) in connection with any filings or other submissions with any court of competent jurisdiction in order to enforce the terms hereof. This Agreement may not be used, circulated, quoted or otherwise referred to by the Company or any of its Affiliates in any document, except with the prior written consent of the Funding Parties; provided, however, that no such written consent shall be required (and the Company and its Affiliates shall be free to release such information) for disclosures to employees or legal, financial, accounting or other advisors, in each case, on a need-to-know basis, so long as such persons agree to keep such information confidential; provided, further, that no such written consent shall be required and the Company may disclose such information (including the existence of this Agreement) (x) to the extent required by Law or the applicable rules of any national securities exchange or in connection with any securities filings relating to the transactions contemplated by the Merger Agreement or in connection with any litigation relating to the transactions contemplated by the Merger Agreement as permitted by or provided in the Merger Agreement and/or (y) in connection with any filings or other submissions with any court of competent jurisdiction in order to enforce the terms hereof, the Merger Agreement or any Equity Commitment Letter.

13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings and agreements, whether written or oral, between Parent and the Funding Parties or any of their Affiliates, on the one hand, and the Company and any of its Affiliates, on the other hand, except for the Merger Agreement and the other agreements related thereto, including the Other Funding Agreements, the Equity Commitment Letters and the Confidentiality Agreements.

14. NO THIRD PARTY BENEFICIARIES. Except for the rights of the Released Persons under Section 9 and of the Co-Lead Investors in respect of Sections 6, 12 and 15, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. This Agreement shall be binding on each of the Funding Party’s successors and permitted assigns.

15. AMENDMENT. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Funding Parties, the Co-Lead Investors, Parent and the Company. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or any subsequent breach or as a waiver of any other term or condition of this Agreement. No failure on the part of any party to exercise, and no delay by any party in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The parties hereto shall not declare a breach of this Agreement by any other party hereto unless and until it delivers a written notice describing such breach to such party and provides such party with an opportunity to cure such breach for at least ten (10) Business Days after receipt thereof.

16. COUNTERPARTS. This Agreement may be signed in any number of counterparts (including by means of telecopied signature pages or electronic transmission with attachment in pdf format or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), which will be deemed to have the same effect as physical delivery of a paper document bearing the original signatures), each such counterpart being deemed to be an original instrument, with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this letter, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

17. INTERPRETATION. All parties acknowledge that each party and its counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

18. RELATIONSHIP OF THE PARTIES. Each party hereto acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto or the Other Investors and neither this Agreement nor any other document or agreement entered into by any party hereto or by any Other Investor relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each of the Funding Parties under this Agreement are solely contractual in nature and (c) the determinations of the Funding Parties and Other Investors were independent of each other. Notwithstanding anything to the contrary contained in this Agreement, the liability of each Funding Party hereunder shall be several and not joint, not joint and several, and no Funding Party shall be liable for any amount hereunder in excess of its Cap or its Funding Percentage of the Obligations or such lesser amount as may be required to be paid by the Funding Parties and the Other Investors.

19. HEADINGS; INTERPRETATION AND CONSTRUCTION. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

The following provisions shall apply, to the extent applicable and wherever appropriate, herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this letter agreement as an entirety and not solely to the particular portion of this letter agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; and (d) the word “including” or any variation thereof shall mean including, without limitation.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

WARBURG PINCUS GLOBAL GROWTH 15, L.P.

By: Warburg Pincus Global Growth 15 GP, L.P., its general partner

By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

By:	/s/ Alexander Stratoudakis
Name:	Alexander Stratoudakis
Title:	Partner

WARBURG PINCUS GLOBAL GROWTH 15-B, L.P.

By: Warburg Pincus Global Growth 15 GP, L.P., its general partner

By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

By:	/s/ Alexander Stratoudakis
Name:	Alexander Stratoudakis
Title:	Partner

[Signature Page to Fee Funding Agreement [Warburg Pincus]]

WP GLOBAL GROWTH 15 PARTNERS, L.P.

By: Warburg Pincus Global Growth 15 GP, L.P., its general partner By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

By:	/s/ Alexander Stratoudakis
Name:	Alexander Stratoudakis
Title:	Partner

WARBURG PINCUS GLOBAL GROWTH 15 PARTNERS, L.P.

By: Warburg Pincus Global Growth 15 GP, L.P., its general partner

By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member

By: Warburg Pincus Partners GP LLC, its general partner

By: Warburg Pincus & Co., its managing member

By:	/s/ Alexander Stratoudakis
Name:	Alexander Stratoudakis
Title:	Partner

[Signature Page to Fee Funding Agreement [Warburg Pincus]]

WARBURG PINCUS GLOBAL GROWTH 15 INTERNATIONAL, SCSP

By: Warburg Pincus Global Growth 15 GP, S.à r.l., its managing general partner

By:	/s/ Raquel Guevara
Name: Raquel Guevara
Title: Class A Manager

By:	/s/ Oana Lazar
Name: Oana Lazar
Title: Class B Manager

WARBURG PINCUS FINANCIAL SECTOR III, L.P.

By: Warburg Pincus Financial Sector III GP, L.P., its general partner By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member By: Warburg Pincus Partners GP LLC, its general partner By: Warburg Pincus & Co., its managing member

By:	/s/ Alexander Stratoudakis
Name: Alexander Stratoudakis
Title: Partner

[Signature Page to Fee Funding Agreement [Warburg Pincus]]

WARBURG PINCUS FINANCIAL SECTOR III-E, L.P.

By: Warburg Pincus Financial Sector III GP, L.P., its general partner By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member By: Warburg Pincus Partners GP LLC, its general partner By: Warburg Pincus & Co., its managing member

By:	/s/ Alexander Stratoudakis
Name: Alexander Stratoudakis
Title: Partner

WARBURG PINCUS FINANCIAL SECTOR III PARTNERS, L.P.

By: Warburg Pincus Financial Sector III GP, L.P., its general partner By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its managing member By: Warburg Pincus Partners GP LLC, its general partner By: Warburg Pincus & Co., its managing member

By:	/s/ Alexander Stratoudakis
Name: Alexander Stratoudakis
Title: Partner

[Signature Page to Fee Funding Agreement [Warburg Pincus]]

GT SILVER BIDCO, INC.

By:	/s/ Peter Flynn
Name: Peter Flynn
Title: Chief Executive Officer and President

[Signature Page to Fee Funding Agreement [GT Silver Bidco, Inc.]]

Accepted and Agreed to:

CLEARWATER ANALYTICS HOLDINGS, INC.

By:	/s/ Sandeep Sahai
Name: Sandeep Sahai
Title: Chief Executive Officer

[Signature Page to Fee Funding Agreement [Warburg Pincus]]

Schedule A

Funding Parties

Warburg	Percentage of Obligations	Cap
Warburg Pincus Global Growth 15, L.P.	9.46%	$50,504,758
Warburg Pincus Global Growth 15-B, L.P.	7.14%	$38,127,490
Warburg Pincus Global Growth 15 International, SCSp	3.62%	$19,302,633
WP Global Growth 15 Partners, L.P.	1.45%	$7,726,833
Warburg Pincus Global Growth 15 Partners, L.P.	3.08%	$16,457,609
Warburg Pincus Financial Sector III, L.P.	5.20%	$27,755,793
Warburg Pincus Financial Sector III-E, L.P.	0.40%	$2,129,598
Warburg Pincus Financial Sector III Partners, L.P.	0.59%	$3,144,440

Total Warburg	30.94%	$165,149,154

Schedule B

Other Investors

Permira	Percentage of Obligations	Cap
Permira VIII - 1 SCSp	26.97%	$143,907,967
Permira VIII - 2 SCSp	6.56%	$34,987,578
Permira VIII CIS SCSp	0.81%	$4,299,027
Permira VIII CIS 2 SCSp	0.00%	$4,503
PILI 1 Portfolio SCSp	0.58%	$3,096,113
PILI 2 Portfolio SCSp	0.09%	$464,157
PILI 4 Portfolio SCSp	0.11%	$562,930
Permira Investment Capital LP	0.02%	$125,371
Permira Investment Capital II LP	0.02%	$121,985
Permira Investment Capital III LP	0.03%	$171,933

Total Permira VIII	35.19%	$187,741,564

REDWOOD OPPORTUNITIES SCSP	8.47%	$45,184,820

Total Permira	43.66%	$232,926,385

Francisco Partners
Francisco Partners VII, L.P.	5.51%	$29,421,081
Francisco Partners VII-A, L.P.	6.39%	$34,106,605
Francisco Partners VII-B, L.P.	0.15%	$806,812
Francisco Partners VII-C, L.P.	0.65%	$3,442,733

Total Francisco	12.70%	$67,777,231

Temasek
Robson Investments Pte. Ltd.	12.70%	$67,777,231

Total Temasek	12.70%	$67,777,231